Exhibit 10.22

Execution Copy

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), effective as of December 31, 2008, amends and restates that certain Employment Agreement, dated January 19, 2007, by and between BankFIRST, a Florida corporation (the “Company”), and Donald J. McGowan (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive is willing to serve in the employ of the Company, upon the terms and conditions provided in this Agreement;

WHEREAS, The BANKshares, Inc., a Delaware corporation (“Parent”), and its wholly owned subsidiary, Magic Merger Corp., a Delaware corporation (“Merger Sub”), were parties to that certain Agreement and Plan of Merger, dated as of January 18, 2007, as amended and supplemented to the date hereof (the “Merger Agreement”), pursuant to which (i) Merger Sub merged with and into BankFirst Bancorp, Inc., a Florida corporation and the former sole shareholder of the Company (“BankFirst”), with BankFirst being the surviving entity of the merger, and (ii) immediately thereafter, Parent caused BankFirst to merge with and into itself, with Parent being the surviving entity of the merger (together, the “Mergers”);

WHEREAS, as a result of the Mergers, the Company became a wholly-owned subsidiary of Parent; and

WHEREAS, the Company and the Executive desire to amend and restate this Agreement in its entirety to reflect certain amendments deemed necessary or desirable to comply with Section 409 A of the Internal Revenue Code of 1986, as amended (“Section 409 A of the Code”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Term of Employment. The Executive shall be employed by the Company for the two (2) year period commencing April 25, 2007 on the terms, and subject to the conditions set forth in this Agreement (including the provisions of Section 7), and provided the Executive’s employment under this Agreement has not been terminated prior to April 25,2009, the Executive’s employment under this Agreement shall be automatically extended thereafter for an additional one (l) year period, unless the Company or the Executive provides the other party hereto at least sixty (60) days’ prior written notice that the Employment Term shall not be so extended (such initial two (2) year term and any subsequent extension thereof, the “Employment Term”).

2. Position.

(a) During the Employment Term, the Executive shall serve as the Company’s President and Chief Executive Officer (“CEO”). In such position, the Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”). So long as Executive remains employed as CEO, Executive shall serve as a member of the Board, and, as applicable, shall provide any additional service as an officer or director of any affiliate of the Company without additional compensation, unless otherwise determined by the board of directors of the applicable affiliate.

(b) During the Employment Term, the Executive will devote the Executive’s full business time and commercially reasonable best efforts to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude the Executive (i) subject to the prior approval of the Board, from accepting appointment to or from continuing to serve on any board of directors or board of trustees of any charitable or not for profit organization or corporation, as applicable, or (ii) managing his personal investments and affairs; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties hereunder or conflict with the terms of this Agreement including, without limitation, Section 8 hereof.

3. Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $260,000, payable in regular installments in accordance with the Company’s usual payment practices. The Executive shall be eligible for such increases (but not decreases) in base salary, if any, as may be determined on an annual basis in the sole discretion of the Board. The Executive’s base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Bonus Opportunity. As determined in the sole discretion of the Board, with respect to each full fiscal year during the Employment Term, the Executive shall be eligible to earn an annual performance bonus of up to seventy percent (70%) of the Base Salary (the “Target Bonus”) based upon the achievement of performance targets established by the Board. Any earned bonus will be paid to the Executive not later than March 15 of the year following the year in which it was earned.

5. Executive Benefits. During the Employment Term, the Executive shall be eligible to participate in the Company’s employee benefit, perquisites and fringe benefit plans and programs as in effect from time to time (collectively, “Executive Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company. In addition, the Executive shall be paid an automobile allowance of $950 per month. The Executive shall be eligible to accrue up to four (4) weeks of paid vacation per calendar year, pro- rated for any partial year of service, in accordance with the Company’s policy on accrual and use applicable to senior executives. Unused vacation days accrued during any calendar year shall lapse on December 31 of that year and no compensation shall be payable for such unused vacation days.

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by the Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies and practices that are no less favorable than those in existence immediately prior to the Closing Date.

7. Termination. The Executive’s employment pursuant to the terms of this Agreement may be terminated by either party at any time and for any reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon the termination of his employment with the Company and its affiliates (the “Company Group”).

(a) Termination for Cause, by Reason of Death, Disability or Non- Renewal, or by the Executive other than with Good Reason. If the Executive’s employment is terminated (x) by the Company for Cause (as defined below), (y) by either party as a result of the Executive’s death or Disability (as defined below) or the non-renewal of the Employment Term pursuant to Section 1 above, or (z) by the Executive’s resignation without Good Reason (as defined below), the Executive shall only be entitled to receive the following:

(i) the Base Salary through the date of termination;

(ii) an amount representing any accrued, but unused vacation for the calendar year in which the termination occurs;

(iii) any earned (as determined by the Board based on actual achievement of the relevant performance criteria) but unpaid portion of the Target Bonus for the immediately preceding fiscal year (which shall be paid no later than March 15 of the year following the year in which the Target Bonus was earned);

(iv) except in the event of the termination of the Executive’s employment for “Cause”, a pro-rata payment of any Target Bonus that the Executive would have earned in the year in which the termination of employment occurs, determined based on the actual satisfaction of the performance goals for such performance period, pro-rated based on the number of days the Executive served in that year, with payment of such amount made at the time that the Company would ordinarily have paid out such bonus payments for the applicable performance period (but in no event later than March 15 of the year following the year in which the Target Bonus would have been earned);

(v) reimbursement, within thirty (30) days following submission by the Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by the Executive on or prior to the termination date, in accordance with Company’s then-applicable policy, provided that such claims (and appropriate supporting documentation) are submitted to the Company within thirty (30) days following the termination date; and

(vi) such Executive Benefits, if any, as to which the Executive may be entitled under the Company’s then-effective plans and policies.

The amounts described in Section 7(a)(i) through (vi) are referred to as the “Accrued Rights,” which term includes, for greater certainty, the time by which the foregoing amounts are required to be paid. Following a termination of the Executive’s employment pursuant to this Section 7(a), and upon payment of the Accrued Rights, the Executive shall have no further rights or claims to any compensation or any other payments or benefits from the Company Group.

(b) Termination without Cause or Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause (and other than pursuant to Section 7(a) above) or if the Executive resigns for Good Reason, in either case, other than within either one (1) month prior to or thirteen (13) months following a Change in Control (as defined below), the Executive shall be entitled to receive the Accrued Rights. In addition, subject to the Executive’s (x) execution, delivery, and non-revocation of a valid and irrevocable general release of all claims against the Company Group and its successors (the “Release”) within forty-five (45) days following such termination of employment (which release shall be delivered by the Company within three (3) business days following the termination of the Executive’s employment) (the end of such 45 day period, hereinafter the “Release Date”), (y) the Executive’s resignation from all positions he then holds with the Company Group (including any membership on the Board), and (z) the Executive’s continued compliance, in all material respects, with his obligations under Sections 8 and 9 below, the Executive shall be entitled to receive:

(i) a lump sum payment equal to one (1) year’s annual Base Salary (less applicable withholding taxes), payable within three (3) business days following the Release Date; and

(ii) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), any state or local law of similar effect, and (B) the Executive’s continued payment of that amount of the insurance premiums that the Executive paid immediately prior to termination, and provided the Executive does not become eligible for comparable coverage from a subsequent employer, continued participation for the Executive and his then-eligible dependents in the Company’s group health plan in which they were participating at the time of termination of the Executive’s employment (to the extent permitted under applicable law and the terms of such plan). The parties understand and agree, however, that if continued health care coverage cannot be provided under COBRA or state or local laws of similar effect, then the Company shall either (X) provide such continued health care coverage for a period of not less than eighteen (18) months following termination of the Executive’s employment on the terms described in this Section 7(b)(ii) to the extent such coverage is available under a comparable health plan at substantially comparable rates to the Company, or (Y) reimburse the Executive for the actual cost of maintaining continued health care coverage for a period of eighteen (18) months following termination of the Executive’s employment, on the terms set forth in Section 11(g) hereof; provided that the amount of such reimbursement shall be limited to the cost incurred by the Company for providing coverage to the Executive and his dependents under the Company’s group health plan at the time of the Executive’s termination of employment.

Following a termination of the Executive’s employment pursuant to this Section 7(b), and upon payment of the amounts set forth in this Section 7(b), the Executive shall have no further rights or claims to any compensation or any other payments or benefits from the Company Group.

(c) Termination without Cause or Resignation in connection with a Change in Control. If the Executive’s employment is terminated by the Company without Cause (and other than pursuant to Section 7(a) above) or if the Executive resigns within the thirteen (13) month period following a Change in Control (as defined below), whether or not with Good Reason, the Executive shall be entitled to receive the Accrued Rights. In addition, subject to the Executive’s (x) execution, delivery, and non-revocation of a Release within the 45 day period following the date of termination of employment (which release shall be delivered by the Company within three (3) business days following the termination of the Executive’s employment), (y) the Executive’s resignation from all positions he then holds with the Company Group and its successors (including any membership on the Board), and (z) the Executive’s continued compliance, in all material respects, with his obligations under Sections 8 and 9 below, the Executive shall be entitled to receive the payments and benefits described in Section 7(b) above.

Following a termination of the Executive’s employment pursuant to this Section 7(c), and upon payment of the amounts set forth in Section 7(b) in the manner provided for therein, the Executive shall have no further rights or claims to any compensation or any other payments or benefits from the Company Group.

(d) Notice of Termination. Any purported termination of employment by the Company or by the Executive shall be communicated by written “Notice of Termination” to the other party hereto setting forth the specific termination provision in this Agreement relied upon and the effective date of the termination of employment.

(e) Board/Committee Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the date of such termination, from all positions he then holds with the Company Group, including any position on the Board (and any committees thereof).

(f) Definitions.

(i) For purposes of this Agreement, “Cause” shall mean (A) the Executive’s gross negligence or the willful and continued failure to perform his material duties with respect to the Company or its affiliates, which continues beyond ten (10) business days after a written demand for substantial performance specifying such failure(s) is received by the Executive from the Company; (B) the Executive’s willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or its affiliates; (C) the Executive’s conviction for, or a plea of nolo contendre to, the commission of a felony; or (D) the Executive’s material breach (other than a breach that is immaterial and non- recurring) of the covenants in this Agreement that causes a demonstrable injury, monetarily or otherwise, to the Company or its affiliates and, provided that such breach is capable of cure, such breach continues beyond ten (10) business days after a written demand for cure specifying such breach is received by the Executive from the Company.

(ii) For purposes of this Agreement, “Change in Control” shall mean (A) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in the

Securities Exchange Act of 1934, as amended), other than Castle Creek Capital LLC (“Castle Creek”), any investment fund that is an affiliate (as defined under the rules promulgated under the Securities Act of 1933, as amended) of Castle Creek (collectively with Castle Creek, the “Funds”) or a controlled affiliate of the Funds; (B) the direct or indirect acquisition by any person or group, other than the Funds or a controlled affiliate of the Funds, of the beneficial ownership of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company); or (C) any other transaction as a result of which the Funds cease to own or control, directly or indirectly, more than 50% of the total voting power of the voting stock of the Company or the election of a majority of the Board of the Company or (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including a merger, consolidation, tender offer or exchange offer involving the Company or an entity which controls the Company, but not including a public offering of the voting stock of the Company or an entity that controls the Company.

(iii) For purposes of this Agreement, “Disability” shall mean a disability under Section 409A (a) (2) (C) of the Code. Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing in accordance with Section 409A of the Code to the Company and the Executive shall be final and conclusive for all purposes of the Agreement.

(iv) For purposes of this Agreement, “Good Reason” shall mean the Executive’s resignation from all positions he then holds with the Company Group within sixty (60) days following: (A) any reduction in the Executive’s Base Salary or the Executive’s Target Bonus; (B) any of (x) a substantial reduction in the Executive’s duties, responsibilities or title as set forth in Section 2(a) above, or (y) the assignment of any duties or responsibilities that are materially inconsistent with the Executive’s position as CEO and a member of the Board; (C) a transfer of the Executive’s primary workplace by more than twenty (20) miles from his then-current primary workplace; or (D) the failure of any successor to the business of the Company to assume the Company’s obligations under this Agreement; provided, in each case, that the Executive gives the Company written notice specifying the breach of this Agreement and such breach continues beyond ten (10) business days after the Company receives such written notice from the Executive. Notwithstanding the foregoing, the Executive’s written agreement to any of the above shall cause the event not to constitute “Good Reason”.

8. Non-Competition; Non-Solicitation; Non-Interference.

(a) Non-Competition. At all times during the Executive’s employment with the Company Group, and for twelve (12) months immediately following the termination of his employment for any reason (such period, the “Restricted Period”), the Executive will not, directly or indirectly:

(i) engage in any business that competes with the business of the Company Group, including, without limitation, any businesses that any member of the Company Group has actively pursued entry into prior to termination of the Executive’s employment with the Company Group (a “Competitive Business”) in the “Restricted Territory” (as defined below);

(ii) enter the employ of, or render any services that are substantially the same as those duties the Executive performed as an employee of the Company Group during the term of the Executive’s employment with the Company Group to, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”) or any division or controlled or controlling affiliate of any Person, in each case who or which is a Competitive Business and that engages in business activities in the Restricted Territory; or

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business that engages in business activities in the Restricted Territory, either directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that a passive investment by the Executive in any Competitive Business that represents less than ten percent (10%) of the equity interests in such Competitive Business shall not be deemed a violation of this Section 8(a)(iii).

(iv) The “Restricted Territory” shall mean the Orange, Lake and Seminole Counties of Florida and each county that is contiguous to such counties.

(b) Non-Solicitation of Customers. During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting or otherwise interfere with the business of or any investment from any current or prospective client, investor or customer of the Company Group with whom the Executive had direct or indirect contact or dealings, or for whom the Executive had direct or indirect responsibility, in each case during the Executive’s employment with the Company Group (collectively, the “Customers”).

(c) Non-Interference with Business Relationships. During the Restricted Period, the Executive will not interfere with, or attempt to interfere with, any business relationships (whether formed before, on or after the date of this Agreement) between the Company Group and any of the Company Group’s Customers, suppliers or partners.

(d) Non-Solicitation of Employees: Non-Solicitation of Consultants. During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee or consultant of the Company Group to leave the employment or service of the Company Group; or

(ii) hire any such employee or consultant who was employed by or provided services to the Company Group as of the date of the Executive’s termination of employment with the Company Group or who left the employment or service of the Company Group coincident with, or within one-year prior to or after, the termination of the Executive’s employment with the Company Group.

9. Confidentiality.

(a) The Executive shall not at any time, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or at any time thereafter, any business or technical information, intellectual property, trade secrets, or any non-public, proprietary or confidential information, knowledge or data relating to the Company Group or any of their subsidiaries, affiliated companies or businesses (the “Confidential Information”); provided, however, that any intellectual property listed on Exhibit A hereto shall not be deemed Confidential Information for the purposes of this Section 9(a). Additionally, this Section 9(a) shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company and Parent with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) Except as required by law, or unless and until publicly disclosed by the Company, the Executive will not disclose to anyone, other than the Executive’s immediate family and legal, tax or financial advisors, the existence or contents of this Agreement; provided that the Executive may disclose his obligations under Sections 8 and 9 of this Agreement to any prospective future employer.

(c) Upon the termination of the Executive’s employment with the Company Group for any reason, the Executive shall (i) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control that contain Confidential Information or otherwise relate to the business of the Company and (ii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware to the extent such information is in the Executive’s possession or control.

10. Specific Performance. The Executive acknowledges and agrees that in the course of the Executive’s employment with the Company Group (including any predecessor entities), the Executive has been and will be provided with access to Confidential Information, and has been and will be provided with the opportunity to develop relationships with clients, customers, prospective clients and customers, executives and other agents of the Company Group. The Executive further acknowledges that such Confidential Information and relationships are extremely valuable assets of the Company Group in which the Company Group has invested and will continue to invest substantial time, effort and expense. Accordingly, the Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 and 9 of this Agreement would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required to be paid or provided by the Company Group (other than any vested benefits under any retirement plan or as may otherwise be required by applicable law to be provided) and seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The provisions of Sections 8, 9 and 10 shall survive any termination of this Agreement.

11. Miscellaneous.

(a) Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate court in Brevard County, Florida. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

(b) Expenses. In the event of any dispute between the Company and the Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of such prevailing party’s costs and expenses incurred in connection with any such dispute, including reasonable attorneys’ fees.

(c) Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto and supersedes in all respects any prior agreements or understandings between the Company and the Executive relating to the subject matter hereof, including the Non-Competition and Change of Control Agreement between the Executive and the Company dated as of January 18, 2006 and the Employment Agreement dated as of September 24, 2003, as amended as of December 12, 2003, neither of which shall be of any further force or effect. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Severability. In the event that anyone or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. Without limiting the foregoing, it is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in Sections 8 and 9 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in such Sections is an unenforceable restriction against the Executive, such provision shall not be rendered void but shall be deemed modified and amended so as to apply to such maximum time and territory and to such maximum extent as would render such provision enforceable under applicable law.

(f) Set Off. The Company’s obligation to pay Executive the amounts provided for in Section 7 of this Agreement shall be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its affiliates, except to the extent any such set off, counterclaim or recoupment would violate, or result in the imposition of tax under, Section 409A of the Code, in which case such right shall be null and void to the extent of the violation. The Executive shall be required to mitigate the amount of any payments or benefits provided for pursuant to this Agreement by seeking other employment, taking into account the Executive’s obligations under Sections 8 and 9 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event that the Executive provides services for pay to anyone other than the Company Group from the date the Executive’s employment with the Company Group is terminated until the end of the then-current Employment Term (determined as if the Executive’s employment had not been terminated and the Agreement had not been further extended or renewed), the amounts paid to the Executive during such period pursuant to this Agreement shall be reduced (or if already paid to the Executive, refunded to the Company by the Executive) by the amounts of salary, bonus or other cash or type of compensation earned by, or paid or granted to, the Executive during such period as a result of the Executive’s performance of such services (regardless of when such earned amounts are actually paid to the Executive).

(g) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if, at the time of the Executive’s termination of employment with the Company Group, the Company has determined that the Executive is a “specified employee” as defined in Section 409 A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following the Executive’s termination of employment with the Company Group (or the earliest date as is permitted under Section 409A of the Code and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of any accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 11(g) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments sha11be paid at the time specified in this Section 11(g) without interest. The Board shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company Group, nor any of its employees or representatives, shall have any liability to the Executive with respect thereto. For purposes of Section409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to the Executive’s “termination of employment” shall refer to the Executive’s separation from service with the Company Group within the meaning of Section 409A of the Code.

Notwithstanding anything herein to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided or the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(b) Successors; Binding Agreement; Assignment. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, assigns, agents, affiliates, heirs, distributees, devisees and legatees. Notwithstanding the foregoing, this Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive and any purported assignment or delegation by the Executive shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

BankFIRST

1031 West Morse Boulevard.

Winter Park, FL 32789

Attention: James T. Barnes Jr.

Facsimile: (407) 622-3181

With an additional copy (which shall not constitute notice) to: Smith

Mackinnon PA

Suite 800

255 S. Orange Ave

Orlando, FL 32801

Attention: John P. Greeley

Facsimile: (407) 843-2448

With a copy to Castle Creek:

c/o The BANKshares, Inc.

6051 El Tordo/1329

Rancho Santa Fe, California 92067

Attention: Mark Merlo

Facsimile: (858) 756-8301

With additional copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lee Meyerson, Esq.

Facsimile: (212) 455-2502

and

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars

29th Floor

Los Angeles, CA 90067

Attention: Thomas Wuchenich, Esq.

Facsimile: (310) 407-7502

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company.

With an additional copy (which shall not constitute notice) to: Shutts &

Bowen, LLP

300 South Orange Ave, Suite 1000

Orlando, FL 32801

Attention: Rod Jones, Esq

Facsimile: (407) 849-7206

(j) Executive Representation. The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

(k) Cooperation. The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment with the Company Group and its predecessors; provided that the Company shall reimburse the Executive for costs or expenses reasonably incurred in connection with such cooperation. This provision shall survive any termination of this Agreement.

(1) Withholding Taxes. The Company may withhold from any amounts payable to the Executive such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m) Legal Fees. The Company shall reimburse the Executive for reasonable legal fees and costs incurred in connection with the negotiation and initial execution of this Agreement, its exhibits and attachments, and any other agreements contemplated hereby.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BANKFIRST

/s/ Ralph Hadley
Secretary

DONALD J. MCGOWAN

/s/ Donald J. McGowan

EXHIBIT A

Prior to the Executive’s employment by the Company, the Executive created, invented, designed, developed, contributed to or improved the works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) set forth on this Exhibit A.

1.	SBA Express Loan Center program along with all related policies and procedures

2.	Socially Responsible Banking Program

3.	Client Escrow Account

4.	All American Passbook account

5.	7 am to 7 pm hours program and related staffing regimes